Exhibit 99


Dear Shareholder:

Please find enclosed with this letter a copy of our release of earnings and financial information for the quarter and nine months ended September 30, 2006. As you will see from the enclosed information, earnings increased on the strength of higher volumes of earning assets, improved net interest margin and controlled growth of non interest expenses. We continue to be pleased with the performance of the company in a very competitive environment.

Earnings for the nine months ended September 30, 2006, were $2.6 million, or $.72 per diluted share, an increase of 44% compared to $1.7 million, or $.50 per diluted share for the same period last year. Earnings per share for 2005 have been adjusted for a 10% stock dividend declared on July 19, 2006 for shareholders of record August 10, 2006.

For the quarter ended September 30, 2006, net income equaled $849,000, or $.23 per diluted share compared to net income of $594,000, or $.18 per diluted share for the third quarter of 2005, an increase of 28% in earnings per diluted share. Net income for the first nine months of 2006 represented an annualized return on average equity of 19.83%.

As always, we appreciate your continued support.


Mason Y. Garrett, Chairman




Ronald K. Earnest, President

                                  PRESS RELEASE

GREENVILLE, S.C., October 18, 2006 - GrandSouth Bancorporation (OTCBB:GRRB), the bank holding company for GrandSouth Bank, today announced earnings of $2.6 million for the first nine months ended September 30, 2006, an increase of 57% or $942 thousand over net income of $1.7 million reported for the same period in 2005. The net income for the first nine months ended September 30, 2006 represented an annualized return on average equity of 19.83%.

Earnings per diluted share for the nine months ended September 30, 2006, were $0.72, an increase of 44% compared to $0.50 per diluted share for the same period last year. 2005 earnings per share data has been adjusted for a 10% stock dividend declared on July 19, 2006 for shareholders of record August 10, 2006.

Net income for the quarter ended September 30, 2006, increased by 43% over the same period in 2005 to $849 thousand or $0.23 per diluted share compared to net income of $594 thousand or $0.18 per diluted share for the same period last year, an increase of 28% in earnings per diluted share.

Total assets ended the quarter at $300 million, an increase of 19% over total assets of $252 million at December 31, 2005. Loans, net of reserves for losses, grew to $224 million, an increase of 14% above year end 2005 totals of $197 million. Deposits equaled $262 million at September 30, 2006, compared to $222 million at December 31, 2005, or an increase of 18%.

The earnings increase experienced during the first three quarters of 2006 was driven by growth in earning assets and an improved net interest margin. Net interest income for the quarter and nine months ended September 30, 2006, increased by 26% and 39%, respectively, or $675 thousand and $2.6 million, respectively. Net interest margin improved over year earlier levels as earning assets re-priced more quickly than interest bearing liabilities due to the increases in the prime lending rate in the first nine months of 2006.

Noninterest expenses grew at a higher rate during the first nine months of 2006 than in the year earlier period due to the addition of a new branch office in the Anderson, S.C. market. Noninterest expenses for the first nine months of 2006 equaled 59% of total net revenues for the period compared to 55% for the same period of 2005.

"We are certainly pleased with the performance of the company for the first nine months of the year" stated Mason Y. Garrett, Chairman of GrandSouth. "The return on average shareholder equity produced for the first nine months of 2006 places our company in the top tier of banking companies in South Carolina."

GrandSouth Bancorporation is a public company trading in the over-the-counter market under the symbol GRRB.OB with three offices located at 381 Halton Road, Greenville, S.C., 325 South Main Street, Fountain Inn, S.C. and at 1601 North Fant Street, Anderson, S.C.

Certain matters set forth in this news release may contain forward-looking statements that are provided to assist in the understanding of anticipated future financial performance. However, such performance involves risks and uncertainties that may cause actual results to differ materially from those in such statements.

Contact: Ronald K. Earnest, President (864) 770 - 1000

GRANDSOUTH BANCORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS

                                              At September 30,   At December 31,
                                                    2006            2005 (1)
                                                    ----            --------
                                                (Unaudited)        (Audited)
ASSETS
Cash and Due From Banks ........................  $ 16,948           $ 12,940
Investment Securities ..........................    45,710             28,958
Loans, net .....................................   224,191            197,312
Other Assets ...................................    13,578             12,738
                                                  --------           --------

Total Assets ...................................  $300,427           $251,948
                                                  ========           ========

LIABILITIES AND SHAREHOLDERS' EQUITY
Noninterest bearing deposits ...................  $ 16,684           $ 12,321
Interest bearing deposits ......................   245,016            209,340
                                                  --------           --------
            Total deposits .....................   261,700            221,661

Borrowings .....................................    14,747             12,400
Other liabilities ..............................     5,274              1,759
                                                  --------           --------
            Total liabilities ..................   281,721            235,820

Shareholders' equity ...........................    18,706             16,128
                                                  --------           --------

Total liabilities and shareholders' equity .....  $300,427           $251,948
                                                  ========           ========

GRANDSOUTH BANCORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited) Three Months Year-to-date

                                                                                Ended September 30,           Ended September 30,
                                                                                -------------------           -------------------
                                                                               2006             2005        2006              2005
                                                                               ----             ----        ----              ----
Total interest income ..............................................      $    6,255      $    4,386      $   17,107      $   11,305

Total Interest expense .............................................           3,015           1,821           7,716           4,554
                                                                          ----------      ----------      ----------      ----------
            Net interest income ....................................           3,240           2,565           9,391           6,751

Provision for possible loan losses .................................             250             300             555             800
                                                                          ----------      ----------      ----------      ----------
            Net interest income after provision for possible
                 loan losses .......................................           2,990           2,265           8,836           5,951

Total noninterest income ...........................................             281             134             588             421

Total noninterest expense ..........................................           1,982           1,454           5,535           3,733
                                                                          ----------      ----------      ----------      ----------

            Income before taxes ....................................           1,289             945           3,889           2,639

Income tax expense .................................................             440             351           1,286             978
                                                                          ----------      ----------      ----------      ----------

            Net Income .............................................      $      849      $      594      $    2,603      $    1,661
                                                                          ==========      ==========      ==========      ==========

WEIGHTED AVERAGE NUMBER OF
     COMMON SHARES OUTSTANDING (2) .................................       3,371,891       2,869,123       3,371,891       2,703,586
                                                                          ==========      ==========      ==========      ==========

WEIGHTED AVERAGE NUMBER OF
     COMMON SHARES OUTSTANDING, DILUTED (2) ........................       3,654,478       3,520,008       3,631,607       3,485,775
                                                                          ==========      ==========      ==========      ==========

NET INCOME PER COMMON SHARE, BASIC (2) .............................      $     0.25      $     0.21      $     0.77      $     0.61
                                                                          ==========      ==========      ==========      ==========

NET INCOME PER COMMON SHARE, DILUTED (2) ...........................      $     0.23      $     0.18      $     0.72      $     0.50
                                                                          ==========      ==========      ==========      ==========

(1) The year-end condensed consolidated balance sheet data was derived from audited financial statements but does not include all disclosures required by generally accepted accounting principles.
(2) 2005 shares outstanding and income per share data have been adjusted for 10% stock dividend declared July 19, 2006.